May 22, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS APRIL 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for April 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $815.6 billion increased 11% over April 2018 and 2% over March 2019. Record financial assets under management of $142.0 billion increased 7% over April 2018 and 3% over March 2019. The growth of client assets was driven by equity market appreciation and the net addition of financial advisors in the Private Client Group.

“Clients’ domestic cash sweep balances declined 5% compared to the preceding month primarily due to increased allocations to other investments, billing of quarterly fees, and tax-related seasonality,” said Chairman and CEO Paul Reilly. “M&A revenues were strong during the month with a robust pipeline. Further, financial advisor recruiting momentum continues to build and retention remains solid.”

Record net loans at Raymond James Bank of $20.2 billion were up 10% over April 2018 and essentially flat with March 2019.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $816 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	April 30, 2019	April 30, 2018	March 31, 2019	April 30, 2018	March 31, 2019
Client assets under administration	$815.6	$735.8	$796.0	11%	2%
Private Client Group assets under administration	$779.2	$701.1	$760.0	11%	3%
Private Client Group assets in fee-based accounts	$389.6	$329.0	$378.4	18%	3%
Financial assets under management	$142.0	$132.6	$138.5	7%	3%

Raymond James Bank loans, net	$20.2	$18.4	$20.1	10%	—

Clients’ domestic cash sweep balances (1)	$39.5	$42.0	$41.7	(6)%	(5)%

(1)
Clients’ domestic cash sweep balances are deposited or invested in the Raymond James Bank Deposit Program, Client Interest Program and/or money markets as part of our sweep program, depending on the clients’ elections. In June, the money market fund sweep options will no longer be available, and the vast majority of the balances in the money market fund sweep options will be converted to the Raymond James Bank Deposit Program.